Exhibit 99.1

FOR IMMEDIATE RELEASE

TN-K ENERGY TO BEGIN DRILLING ON 10 WELL CHECKERBOARD LEASE
Permitting process has begun and drilling on first well expected this month

Crossville, TN -- (GlobeNewswire) — February 17, 2010 — TN-K Energy Group Inc. (Pink Sheets: TNKY) today announced that the company is in the process of filing all of the necessary documents to obtain the first permit for the Americas Energy Co. checkerboard lease acquisition announced earlier this month. Well #1AE will be the first of 10 wells to be drilled by Americas Energy Co. on the JR Clark lease in Green County, Kentucky.

TN-K Energy Group Inc will be the operator of said well and expects to begin drilling operations within the next 10 days or less, weather permitting.

“I am very excited to begin drilling on this lease acquisition,” said Ken Page, president of TN-K Energy.  “The company owns 20% net interest in these wells at no initial cost per well location. This is another step forward in becoming one of the area’s leading producers of oil and gas.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

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